NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Third Quarter Results and Share Repurchase Program

Utica, N.Y., October 18, 2006 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter ended September 30, 2006. Net income was $6.3 million, or $0.15 per diluted share for the third quarter, compared to $13.1 million, or $0.27 per diluted share for the third quarter of 2005. The current quarter results were positively impacted by favorable loan quality trends which resulted in a negative provision for loan losses of $1.5 million ($910,000 after tax) and improved diluted earnings per share by $0.02. The year-ago quarter included a negative provision for loan losses of $9.0 million ($5.4 million after tax) which improved diluted earnings per share by $0.11. The current quarter results were also positively impacted by a gain on sale of Fannie Mae preferred stock of $943,000 ($567,000 after tax), or $0.01 per diluted share. However, net interest margin compression has continued in the third quarter of 2006, causing a $5.2 million or 20.4% decrease in net-interest income compared with the year-ago quarter. The Company's net-interest margin was 2.36% in the third quarter, compared with 2.51% in the second quarter of 2006 and 3.00% in the third quarter of 2005.

Total assets decreased $22.9 million in the third quarter of 2006 to $3.77 billion as compared to $3.79 billion at June 30, 2006 and are down $8.3 million from December 31, 2005. Total securities decreased $35.3 million during the third quarter of 2006. The Company has slowed reinvestment of cash flow from securities during the quarter due to continued growth in total loans, unattractive market rates on securities and little interest rate spread over our funding costs.

Loans receivable (including net deferred loan costs) increased $20.6 million during the third quarter ($117.8 million year-to-date). The growth was primarily driven by increases in residential mortgages and consumer loans of $11.3 million and $7.4 million, respectively. Commercial (real estate and C&I) loans increased $1.3 million.

John A. Zawadzki, President and CEO of Partners Trust, commented, "Balancing commercial growth with asset quality continues to be a high priority for us. Competition in pricing and structure of commercial loans continues to hinder our ability to significantly grow the portfolio. However, due to our attention to asset quality, we have seen improvement in our credit quality measures compared to last quarter and we recorded another negative provision for loan losses."

Non-performing assets were $5.5 million at September 30, 2006, or 0.15% of total assets, compared to $6.7 million or 0.18% of total assets at June 30, 2006 and $6.8 million or 0.18% of total assets at December 31, 2005. In addition to the non-performing loans, we had $18.0 million of performing loans classified as substandard or worse at September 30, 2006, compared with $10.1 million at June 30, 2006 and $8.6 million at December 31, 2005. The increase during the third quarter was primarily due to one credit relationship which was downgraded during the quarter. The downgrade of this credit was taken into consideration as part of our evaluation of the adequacy of the allowance for loan losses.

Total deposits were $2.30 billion at September 30, 2006, a decrease of $22.8 million from the end of 2005 due to a $42.0 million decrease in retail and commercial deposits, partially offset by a $19.2 million increase in municipal deposits. The decrease in retail and commercial deposits was due to a $74.3 million decrease in core deposits while time deposits increased $32.3 million.

Net interest income for the three months ended September 30, 2006 totaled $20.1 million, a decrease of $5.2 million from the same period in 2005. This decrease is primarily due to a 64 basis point decrease in our net interest margin in the third quarter of 2006 compared with the prior year period. Highly competitive pricing of deposits in our markets has exacerbated the effect of the flattening (and now inversion) of the yield curve over the past year, resulting in an increase in rates on short-term time accounts and certain money market accounts. These factors, in combination with a larger portion of our funding being in time accounts and borrowings, have resulted in a 93 basis point increase in our cost of funds. This exceeded the increase in our earning assets yield of 23 basis points. As a result, the net interest margin for the three months ended September 30, 2006 was 2.36%, down from 3.00% in the third quarter of 2005.

It is probable that the trend we've experienced of deposits and borrowings repricing up faster than earning assets and our increasing reliance on time accounts and borrowings will continue in the current competitive and interest rate environments, which will put further pressure on our net interest margin.

We recorded a negative provision for loan losses of $1.5 million in the third quarter of 2006 compared with negative $9.0 million in the year-ago quarter. This follows a $2.6 million negative provision for loan losses in the second quarter of 2006. The previously noted improvement in asset quality, continued net recoveries, and minimal growth in the commercial portfolio has reduced the level of allowance for loan losses necessary to cover the inherent risk of loss in our portfolio and thus, a negative provision for loan losses was warranted.

Non-interest income was $6.6 million for the quarter ended September 30, 2006, compared to $5.9 million in the same period of last year. During the third quarter we sold Fannie Mae preferred stock, which had a book value of $7.2 million, at a gain of $943,000. These securities were considered other than temporarily impaired in the fourth quarter of 2004 at which time an impairment charge of $2.8 million was recorded. We did not anticipate the fair value of these securities to improve significantly in the foreseeable future and therefore, it was appropriate to sell them at this time.

Non-interest expenses were $19.0 million and $19.5 million for the three months ended September 30, 2006 and 2005, respectively, a decrease of $426,000 or 2.2%. The decrease in non-interest expense resulted primarily from a decrease in various expenses due to on-going cost control efforts.

The Company's effective tax rate decreased to 31.8% in the third quarter of 2006, compared with 36.5% in the third quarter of 2005, due primarily to an increase in income exempt from New York state taxes, and to the effect of the recapture of bad debt reserves in 2005, which increased state tax expense in the third quarter of 2005.

On another matter, the Company announced that its Board of Directors authorized a third repurchase program of up to 2.2 million shares (approximately 5%) of its outstanding common stock as part of the Company's capital management program. A second share repurchase program was authorized by the board of directors in April 2006 to purchase up to 2.5 million shares. During the quarter the Company purchased 690,065 shares at an average cost of $10.68 per share under this repurchase program. Through September 30, 2006 the Company has purchased 2,128,388 shares under the second program.

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. This repurchase program is authorized for up to one year, and there can be no assurance that the Company will repurchase all shares authorized for repurchase.

The Company will conduct a conference call at 10:00 a.m. Eastern Time on October 20, 2006, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 877-407-8035. A webcast presentation will also be available via the Company's website at http://www.partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until January 20, 2007 by dialing 877-660-6853, account number 286, event ID number 215441.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services through its 34 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven A. Covert, Senior Executive Vice President & COO 315-738-4993

Amie Estrella, Senior Vice President, CFO & Corporate Secretary 315-731-5487
Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
	September 30,	December 31,
	2006	2005
Assets	(In thousands, except share data)
Cash and due from banks	$ 57,676	$ 58,137
Federal funds sold	-	-
Total cash and cash equivalents	57,676	58,137
Securities available-for-sale, at fair value	996,077	1,118,136
Securities held-to-maturity (fair value of $715 at September 30, 2006 and $794 at December 31, 2005)	713	792
Federal Home Loan Bank of New York ("FHLB") stock	42,880	40,252
Loans held for sale	1,724	1,518
Loans receivable	2,311,803	2,194,035
Less: Allowance for loan losses	(35,511)	(36,451)
Net loans receivable	2,276,292	2,157,584
Premises and equipment, net	24,544	26,263
Accrued interest receivable	16,107	15,131
Bank-owned life insurance	72,829	70,733
Other real estate owned and repossessed assets	767	216
Goodwill	241,518	242,258
Other intangible assets, net	14,459	20,343
Other assets	25,080	27,580
Total Assets	$ 3,770,666	$ 3,778,943

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$ 236,051	$ 237,604
Interest bearing	2,065,736	2,086,956
Total deposits	2,301,787	2,324,560
Borrowings	888,127	834,138
Mortgagors' escrow funds	10,438	19,819
Other liabilities	34,564	29,301
Junior subordinated obligations issued to unconsolidated subsidiary
trusts (Junior subordinated obligations)	43,202	43,202
Total Liabilities	3,278,118	3,251,020

Shareholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.0001 par value, 190,000,000 shares authorized,
50,967,670 shares issued at September 30, 2006 and 50,454,791 shares
issued at December 31, 2005	5	5
Additional paid-in capital	440,789	440,270
Retained earnings	148,402	139,107
Accumulated other comprehensive (loss) income	(8,046)	(10,159)
Treasury stock (6,676,268 shares at September 30, 2006 and 1,889,051
shares at December 31, 2005)	(77,287)	(22,196)
Unallocated ESOP shares (1,387,215 shares at September 30, 2006 and
1,550,875 shares at December 31, 2005)	(11,315)	(12,591)
Unearned restricted stock awards	-	(6,513)
Total shareholders' equity	492,548	527,923
Total Liabilities and Shareholders' Equity	$ 3,770,666	$ 3,778,943

	Average Outstanding Balance
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	$ 6,700	$ 2,655	$ 4,814	$ 18,760
Securities (1)	1,081,297	1,232,470	1,152,182	1,179,314
Loans held for sale	1,161	923	793	693
Loans receivable
Residential real estate	1,189,190	1,088,192	1,162,444	1,079,809
Commercial real estate	306,267	309,118	305,560	314,869
Commercial and industrial	161,569	173,111	161,703	179,220
Consumer, including home equity loans	621,101	528,568	612,990	496,566
Net deferred costs	16,324	10,458	13,516	9,142
Loans receivable, net of net deferred costs	2,294,451	2,109,447	2,256,213	2,079,606

Total earning assets	3,383,609	3,345,495	3,414,002	3,278,373

Non-earning assets	391,750	404,220	396,073	409,911
Total assets	$ 3,775,359	$ 3,749,715	$ 3,810,075	$ 3,688,284

Interest bearing liabilities:
Savings deposits	$ 256,791	$ 292,511	$ 263,416	$ 296,867
Money market accounts	421,357	497,623	468,392	522,030
NOW accounts	236,860	234,562	239,753	231,829
Time accounts	1,162,151	1,013,188	1,153,101	988,699
Borrowings (2)	902,248	849,446	880,160	787,732
Junior subordinated obligations issued
to unconsolidated subsidiary trusts	43,202	43,202	43,202	43,202
Total interest bearing liabilities	3,022,609	2,930,532	3,048,024	2,870,359

Non-interest bearing deposits	235,526	238,673	227,813	236,191
Other non-interest bearing liabilities	25,472	31,372	27,412	36,339
Total liabilities	3,283,607	3,200,577	3,303,249	3,142,889
Shareholders' equity	491,752	549,138	506,826	545,395
Total liabilities and shareholders'
equity	$ 3,775,359	$ 3,749,715	$ 3,810,075	$ 3,688,284

(1) The amounts shown are amortized cost and include FHLB stock.
(2) Borrowings include mortgagors' escrow funds.

	September 30, 2006		June 30, 2006		December 31, 2005
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition:
Residential real estate	$ 1,194,898	52.1%	$ 1,183,552	52.0%	$ 1,119,952	51.4%
Commercial real estate	310,176	13.5%	308,332	13.6%	304,458	14.0%
Commercial and industrial	161,752	7.0%	162,319	7.1%	173,113	7.9%
Consumer, including home equity loans	628,416	27.4%	621,049	27.3%	583,059	26.7%
Total loans receivable	2,295,242	100.0%	2,275,252	100.0%	2,180,582	100.0%
Plus (less):
Net deferred loan costs	16,561		15,935		13,453
Allowance for loan losses	(35,511)		(36,303)		(36,451)
Net loans receivable	$ 2,276,292		$ 2,254,884		$ 2,157,584

Deposit composition:
	September 30, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 223,188	$ 12,863	$ 236,051	10.3%
Interest bearing-checking	219,416	22,104	241,520	10.5%
Total checking	442,604	34,967	477,571	20.8%
Savings	240,290	3,442	243,732	10.6%
Money market	310,641	125,982	436,623	19.0%
Time	938,241	205,620	1,143,861	49.6%
Total deposits	$ 1,931,776	$ 370,011	$ 2,301,787	100.0%

	June 30, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 227,698	$ 9,154	$ 236,852	10.1%
Interest bearing-checking	216,475	22,447	238,922	10.2%
Total checking	444,173	31,601	475,774	20.3%
Savings	258,401	4,226	262,627	11.2%
Money market	307,420	112,600	420,020	18.0%
Time	997,717	179,146	1,176,863	50.5%
Total deposits	$ 2,007,711	$ 327,573	$ 2,335,284	100.0%

	December 31, 2005
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 230,502	$ 7,102	$ 237,604	10.2%
Interest bearing-checking	226,399	25,036	251,435	10.8%
Total checking	456,901	32,138	489,039	21.0%
Savings	267,898	3,526	271,424	11.7%
Money market	343,085	181,880	524,965	22.6%
Time	905,935	133,197	1,039,132	44.7%
Total deposits	$ 1,973,819	$ 350,741	$ 2,324,560	100.0%

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(In thousands, except share data)
Interest income:
Loans, including fees	$ 32,949	$ 29,396	$ 95,634	$ 86,208
Federal funds sold and interest bearing deposits	76	8	147	339
Securities	12,764	13,920	40,048	38,978
Total interest income	45,789	43,324	135,829	125,525

Interest expense:
Deposits:
Savings accounts	209	243	638	729
Money market accounts	2,244	1,877	7,264	5,414
Time accounts	12,266	7,778	33,765	22,810
NOW accounts	173	117	457	344
	14,892	10,015	42,124	29,297
Borrowings:
Repurchase agreements	169	105	365	261
FHLB advances	9,618	7,050	25,919	18,550
Mortgagors' escrow funds	94	91	210	208
	9,881	7,246	26,494	19,019
Junior subordinated obligations	904	783	2,615	2,245
Total interest expense	25,677	18,044	71,233	50,561
Net interest income	20,112	25,280	64,596	74,964
Provision for (recovery of) loan losses	(1,513)	(9,006)	(4,140)	(9,006)
Net interest income after provision for (recovery
of) loan losses	21,625	34,286	68,736	83,970

Non-interest income:
Service fees	3,887	3,936	11,486	11,751
Trust and investment services	896	763	2,528	2,419
Income from bank-owned life insurance	723	667	2,096	2,004
Net gain (loss) on sale of securities available-for-sale	943	82	(1,847)	158
Net gain on sale of loans	66	62	126	151
Gain on extinguishment of debt	-	-	2,783	-
Other income	72	347	301	694
Total non-interest income	6,587	5,857	17,473	17,177

Non-interest expense:
Salaries and employee benefits	9,981	9,985	30,320	29,897
Occupancy and equipment expense	1,930	1,986	6,109	6,017
Marketing expense	563	741	2,176	2,279
Professional services	967	721	2,561	2,602
Technology expense	1,847	1,899	5,732	5,875
Amortization of intangible assets	1,732	1,890	5,807	6,471
Other expense	2,011	2,235	6,446	7,138
Total non-interest expense	19,031	19,457	59,151	60,279
Income before income tax expense	9,181	20,686	27,058	40,868
Income tax expense	2,917	7,560	8,464	14,605
Net income	$ 6,264	$ 13,126	$ 18,594	$ 26,263

Basic earnings per share	$ 0.15	$ 0.27	$ 0.42	$ 0.55
Diluted earnings per share	$ 0.15	$ 0.27	$ 0.42	$ 0.54

Basic weighted average shares outstanding	42,555,040	47,788,582	44,115,547	47,805,067
Diluted weighted average shares outstanding	43,169,044	48,880,235	44,705,007	48,703,230
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Selected Financial and Other Data: (1)
Performance Ratios:
Return on average assets	0.66%	1.39%	0.65%	0.95%

Return on average equity	5.05%	9.48%	4.91%	6.44%

Return on average tangible equity	10.60%	18.54%	10.05%	12.80%

Efficiency ratio (2)	74.08%	62.78%	73.02%	65.64%

Interest rate information:
Yield on assets	5.37%	5.14%	5.32%	5.12%
Cost of funds	3.37%	2.44%	3.12%	2.36%
Net interest rate spread	2.00%	2.70%	2.20%	2.76%
Net interest margin (3)	2.36%	3.00%	2.53%	3.06%

	September 30, 2006	December 31, 2005
Equity ratios:
Book value per share	$ 11.48	$ 11.23
Book value per share,
including unallocated ESOP shares	11.12	10.87
Tangible book value per share	5.51	5.64
Tangible book value per share
including unallocated ESOP shares	$ 5.34	$ 5.46
Tier 1 leverage ratio	8.17%	9.02%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans and gain on extinguishment of debt.
(3)	Net interest income divided by average earning assets.

	September 30, 2006	June 30, 2006	December 31, 2005
	(Dollars in thousands)
Asset Quality:
Non-accruing loans:
Residential real estate	$ 1,451	$ 1,381	$ 1,701
Commercial real estate	1,184	2,971	3,775
Commercial	1,549	1,057	523
Consumer (1)	353	353	406
Total non-accruing loans	4,537	5,762	6,405
Accruing loans delinquent 90 days or more	222	132	148
Total non-performing loans	4,759	5,894	6,553
Other real estate owned and repossessed assets	767	839	216
Total non-performing assets	$ 5,526	$ 6,733	$ 6,769

Non-performing loans to total loans	0.21%	0.26%	0.30%
Non-performing assets to total assets	0.15%	0.18%	0.18%
Allowance for loan losses to non-performing loans	746.19%	615.93%	556.25%
Allowance for loan losses to total loans (2)	1.55%	1.60%	1.67%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 36,303	$ 43,709	$ 36,451	$ 42,716
Charge-offs	(1,189)	(4,605)	(3,479)	(12,475)
Recoveries	1,910	7,044	6,679	15,907
Provision for (recovery of) loan losses	(1,513)	(9,006)	(4,140)	(9,006)
Allowance for loan losses at end of period	$ 35,511	$ 37,142	$ 35,511	$ 37,142

Net recoveries to average loans (annualized)	0.13%	0.46%	0.19%	0.22%

	2006			2005
	Third	Second	First	Fourth	Third
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 45,789	$ 45,704	$ 44,336	$ 44,212	$ 43,324
Interest expense	25,677	24,140	21,416	19,645	18,044
Net interest income	20,112	21,564	22,920	24,567	25,280
Provision for (recovery of) loan losses	(1,513)	(2,627)	-	-	(9,006)
Net interest income after provision for (recovery of) loan losses	21,625	24,191	22,920	24,567	34,286
Net gain (loss) on sale securities available-for-sale	943	(2,790)	-	38	82
Gain on extinguishment of debt	-	2,783	-	-	-
Other non-interest income	5,644	5,645	5,248	5,639	5,775
Non-interest expense	19,031	19,924	20,196	19,659	19,457
Income before income tax expense	9,181	9,905	7,972	10,585	20,686
Income tax expense	2,917	3,147	2,400	4,041	7,560
Net income	$ 6,264	$ 6,758	$ 5,572	$ 6,544	$ 13,126
Basic earnings per share	$ 0.15	$ 0.15	$ 0.12	$ 0.14	$ 0.27
Diluted earnings per share	$ 0.15	$ 0.15	$ 0.12	$ 0.14	$ 0.27
Basic weighted average shares outstanding	42,555,040	44,118,458	45,707,789	46,815,867	47,788,582
Diluted weighted average shares outstanding	43,169,044	44,741,918	46,507,401	47,883,124	48,880,235
Dividends paid per share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.07
Net interest margin (1)	2.36%	2.51%	2.72%	2.89%	3.00%
Return on average assets	0.66%	0.71%	0.59%	0.69%	1.39%
Return on average equity	5.05%	5.40%	4.29%	4.79%	9.48%
Efficiency ratio (2)	74.08%	73.33%	71.75%	65.20%	62.78%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and
	non-interest income, excluding gains or losses on securities and loans and gain on extinguishment of debt.